CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference into (A) the Registration Statements on Forms S-8 (Commission File Nos. 33-80967, 33-93884, 33-93882 and 33-86362) of Storage USA, Inc.; (B) the Registration Statements on Forms S-3 (Commission File Nos. 333-10903, 333-4556, 33-80965, 33-98142, 33-93886,
33-91302,   333-25821  and   333-21991)  of  Storage  USA,  Inc.;  and  (C)  the
Registration Statements on Forms S-3, (Commission File Nos. 333-3344 and 333-21991) of SUSA Partnership, L.P. of our report dated May 28, 1997, on our audit of the Historical Summaries of Combined Gross Revenues and Direct Operating Expenses for certain self-storage facilities for the year ended December 31, 1996, which report is included in this Form 8-K.


                                                    /s/ COOPERS & LYBRAND L.L.P.


Baltimore, Maryland
MAy 28, 1997